FOR IMMEDIATE RELEASE

Contact:
Scott N. Greenberg                   Cynthia Peffers
Chief Executive Officer              VP, Corporate Communications
(410) 379-3640                       (703) 934-9400

        GP STRATEGIES REPORTS THIRD QUARTER AND NINE MONTHS 2005 PRE-TAX
                          CONTINUING OPERATING RESULTS

Quarter highlights:
o Operating income for General Physics core business up 27.0% versus third quarter of 2004
o Operating income as a percentage of revenue for General Physics increases from 6.6% in the third quarter of 2004 to 8.5% in the third quarter of 2005

New York, November 8, 2005 - GP Strategies Corporation (NYSE: GPX) today reported income from continuing operations before income tax expense of $2.3 million for the third quarter of 2005 as compared to $1.1 million for the third quarter of 2004. The significant increase for the quarter was due to improving General Physics' operating income from $2.9 million, or 6.6%, for the quarter ended September 30, 2004 to $3.7 million, or 8.5%, for the quarter ended September 30, 2005, as well as reducing other corporate overhead expenses. Included in the third quarter of 2005 was approximately $0.5 million of legal expense primarily related to the Company's legal proceedings against EDS. The Company is currently finalizing the tax accounting treatment for its dividend to its stockholders of GSE Systems.

As of September 30, 2005, GP Strategies' operations consist of its core business, General Physics Corporation ("General Physics"). General Physics is a global provider of training, e-Learning solutions, management consulting, and engineering services. As previously announced, GP Strategies completed the spin-off of its 57% ownership interest in GSE Systems, Inc. ("GSE") on September 30, 2005 through a dividend to its stockholders. Stockholders received in the spin-off 0.283075 shares of GSE common stock for each share of GP Strategies common stock or Class B stock held on the record date of September 19, 2005. Subsequent to the spin-off, GP Strategies ceased to have any ownership interest in GSE. The operations of GSE have been removed from the continuing operations presented in the table that follows for the quarter and nine months ended September 30, 2005 and 2004. The results of operations of National Patent Development Corporation ("NPDC"), which were spun off on November 24, 2004, are also excluded from continuing operations for the quarter and nine months ended September 30, 2004.

In the third quarter of 2005, General Physics' revenue decreased slightly by $0.1 million to $44.1 million, as compared to revenue of $44.2 million in the third quarter of 2004. Excluding revenue of approximately $2.2 million from post disaster relief services in the aftermath of the hurricanes in Florida during the third quarter of 2004, revenue at General Physics increased by approximately 5.3%. For the nine months ended September 30, 2005, General Physics' revenue increased by $12.5 million or 10.5% to $131.3 million, as compared to revenue of $118.8 million for the nine months ended September 30, 2004. These improvements were due to new contract awards and a broader scope of training and business process outsourcing services to existing customers.

For the nine months ended September 30, 2005, income from continuing operations before income tax expense was $6.6 million as compared to $1.6 million for the nine months ended September 30, 2004. The improvement was primarily due to increased profitability at General Physics and reduced other corporate overhead expenses.

"We continue to deliver increased profitability in General Physics and reduced corporate overhead expenses," said Scott N. Greenberg, CEO of GP Strategies. "Our third quarter results reflect our continued success in improving profitability and the spin-off of GSE Systems will enable management to focus on its core operations."

The Company has scheduled an investor conference call for 10:00 a.m. ET on November 8, 2005. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-412-9257. A telephone replay of the call will also be available beginning at 11:00 a.m. on November 8, until 11:59 p.m. on November
15. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 2270166.

About GP Strategies Corporation

GP Strategies, whose core operating subsidiary is General Physics, is a NYSE listed company (GPX). General Physics is a global provider of training, e-Learning solutions, management consulting, and engineering services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.

The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. We use words such as "expects", "intends" and "anticipates" to indicate forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to, our holding company structure, failure to continue to attract and retain personnel, loss of business from significant customers, failure to keep pace with technology, changing economic conditions, competition, our ability to implement procedures that will reduce the likelihood that material weaknesses in our internal controls will occur in the future, and those other risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

                                  TABLE FOLLOWS

The following table summarizes the pre-tax continuing operating results of GP Strategies Corporation ("the Company" or "GP Strategies"), and the consolidated pre-tax results of their operations for the three and nine months ended September 30, 2005 and 2004. As previously announced, GP Strategies completed the spin-offs of GSE on September 30, 2005 and NPDC on November 24, 2004. Subsequent to these spin-offs, the Company's operations consist of General Physics Corporation ("General Physics") and the Company ceased to have any ownership interest in GSE and NPDC. The operations of GSE for the quarter and nine months ended September 30, 2005 and 2004 and the operations of NPDC, which included Five Star Products, Inc. and MXL Industries, Inc., for the quarter and nine months ended September 30, 2004 have been excluded from the results below.


(Unaudited - in thousands, except per share amounts):            Quarters ended                  Nine months ended
                                                                  September 30,                    September 30,
                                                        -------------------------------- --------------------------------
                                                               2005             2004            2005             2004
                                                               ----             ----            ----             ----
Revenue:
General Physics                                             $44,255          $44,322        $131,803         $119,264
Less: Intercompany revenue from GSE                            (196)            (144)           (525)            (450)
                                                        ---------------- --------------- ---------------- ---------------
   Total consolidated revenue                               $44,059          $44,178        $131,278         $118,814
                                                        ================ =============== ================ ===============

Operating income:
General Physics                                              $3,744           $2,947         $10,216           $6,640
Less: Intercompany from GSE                                    (196)            (144)           (525)            (450)
Other corporate overhead expenses                              (920)          (1,271)         (2,087)          (3,423)
                                                        ---------------- --------------- ---------------- ---------------
   Total operating income                                     2,628            1,532           7,604            2,767
Other income                                                     87              104             141              321
                                                        ---------------- --------------- ---------------- ---------------
  Income from continuing operations
     before interest expense and income taxes                 2,715            1,636           7,745            3,088
Interest expense                                               (387)            (490)         (1,129)          (1,470)
                                                        ---------------- --------------- ---------------- ---------------
  Income from continuing operations
     before income taxes                                     $2,328           $1,146          $6,616           $1,618
                                                        ================ =============== ================ ===============


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